For Immediate Release
---------------------


               RushTrade Group to Combine With Terra Nova Trading
                             and Affiliate Companies


DALLAS, TEXAS (March 31, 2006) - Rush Financial Technologies, Inc., dba RushTrade(R) Group ("Rush") (OTC.BB: RSHF) today announced that it has entered into an agreement with TAL Financial Services, LLC ("TFS") to acquire 100% of the outstanding membership interests of Terra Nova Trading, LLC ("Terra Nova"), Market Wise Securities, LLC and Market Wise Stock Trading School, LLC.

The combined companies will have approximately 20,000 customer accounts and over $500 million in customer account assets. Mr. D. M. "Rusty" Moore, Jr., Chairman and Chief Executive Officer of Rush said, "We are very excited about the combination of Terra Nova's `back-end' technology with RushTrade's proprietary `front-end' platform. Terra Nova has built a solid reputation in the direct market access and online trading industry and, combined with RushTrade, will complement and enhance our product offering."

With Terra Nova's longstanding relationship with Townsend Analytics, Terra Nova will continue to be a leader in direct access trading, offering RealTick(R), Townsend's premier trading platform. Terra Nova became self-clearing in March 2004, and is consistently ranked among the leaders in online trading by Barron's and others.

"As the founder of Terra Nova, I was proud to see it grow to be a leader in online trading and an innovator in providing services to its institutional, wholesale and direct clients. Together, Rush and Terra Nova will be well positioned to serve the growing needs of the institutional, professional and online investor," said Jerry Putnam, founder of Terra Nova and current Co-President of the NYSE Group. "Additionally, I'd like to thank the exceptional team of employees at Terra Nova for their commitment and for the many contributions they have made to the company's success."

"Terra Nova has been an important customer of Townsend Analytics, Ltd. for many years," said Stuart and MarrGwen Townsend, the founders of Townsend Analytics, Ltd. "We will continue to work together with Rush and Terra Nova to provide their customers with the best possible trading solutions."

The closing of the transaction is conditioned upon receiving all necessary consents of third parties and governmental or regulatory bodies, including the NASD. Rush has raised the funds in escrow necessary to complete the transaction and to provide additional regulatory and working capital.

Arabella Securities of Austin, Texas was engaged to render financial advisory services to Rush in connection to the transaction. Sandler O'Neill + Partners, L.P. provided financial advice to TAL Financial Services, LLC.

For additional information regarding this announcement please refer to Rush's Form 8-K expected to be filed promptly with the Securities and Exchange Commission.

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About RushTrade Group

RushTrade Group operates through two primary wholly owned subsidiaries:

RushGroup Technologies, Inc. ("RushGroup") is a registered Service Bureau and member of the Certified Partners program with the Nasdaq Stock Market. RushGroup serves as the Company's financial technology development subsidiary, which develops and operates proprietary real-time portfolio management software products, advanced order management systems, direct-access trading software applications and a data service center. Utilizing a number of proprietary technologies and its exclusive Direct Access Routing Technology (DART(TM)), an intelligent order routing system, RushGroup offers real-time market data platforms and direct access trading systems to NASD member broker/dealers, institutional portfolio managers and traders.

RushTrade Securities, Inc. ("RushTrade"), a fully-disclosed introducing Broker Dealer and member NASD, PCX, BSE, SIPC and NFA, offers securities and direct access online brokerage, trading and advanced order routing services to its retail customers utilizing RushGroup's software products. RushTrade customer accounts are insured up to $25 million and are held at a third-party clearing firm. RushTrade is registered in all 50 states and accepts customers from most foreign countries. Customer accounts are self-directed, and RushTrade does not provide advice or make trade recommendations.

RushTrade Group is headquartered in Dallas, Texas, and the common stock is traded on the OTC.BB market under the symbol "RSHF." For more information about RushTrade and RushGroup products, please visit www.rushtrade.com and www.rushgroup.com.

About Terra Nova

Terra Nova Trading, LLC., founded in 1994, is a full-service self-clearing agency broker dealer and futures commission merchant. Terra Nova is a member of the NASD, NFA and SIPC, as well as the following exchanges: PCX, ISE, BOX and CHX. Terra Nova maintains a diversified customer base servicing Institutional, B-to-B (including Correspondent Clearing for other introducing broker/dealers) and Direct Market Access clients, while offering a diversified product offering including equities, options, futures, fixed income and foreign exchange. Headquartered in Chicago, Terra Nova has over 90 employees, with a sales presence in New York, San Francisco, Denver and San Antonio.

Terra Nova is a pioneer in electronic trading, earning a national reputation for exceptional customer service, and has been highly ranked by Barron's Magazine in its annual survey of Best Online Trading Brokers, ranking #1 in the areas of Customer Service, Trade Technology, Portfolio Reports and Overall Usability. For more information about Terra Nova Trading, please visit www.terranovatrading.com.

About Market Wise Trading School

Market Wise is an education provider to traders and investors. Its mission is to support traders and investors in their quest to achieve financial freedom and success, while sharing the passion and trading skills of its instructors. Market Wise's education curriculum is provided to assist traders and investors develop sound methods of analysis and risk management. Headquartered in Boulder,


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Colorado, Market Wise trains students worldwide. For more information about
Market Wise Trading School, visit www.marketwise.com.



Investor Relations Contact:         Sharron Kuzma
                                    (972) 450-6000
                                    skuzma@rushgroup.com
                                    www.rushfintech.com











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